Exhibit 10.10

Client Services Agreement

Pacific Business Centers

1.	Definitions:

Operator: Refers to: PBC Carlsbad, LLC,

                     a California Limited Liability Company.

Client: Refers to:	AmpliPhi Bioscience Corporation
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Premises: Refers to the entire suite of offices and related support facilities operated by Operator.

Office: Refers to the particular office(s) or space leased by Client.

Building:    Refers to the Building located at 2173 Salk Avenue, Carlsbad, California, 92008.

Client Services Agreement: Refers to the terms of business to which Operator and Client agree. Here to fore simply “Agreement.”

2.	Term of Agreement:

Initial Term: This Agreement shall commence on September 1, 2013, and shall continue for a term of six months.                    Unless terminated by Client or Operator as required by the terms in Section 7 below, the Agreement will be automatically extended under the terms and conditions set forth below, for successive periods equal to the initial term. Note: Agreement does not terminate automatically.

3.	Office Use and Fees:

Office Use: Client will have the use of office(s)              #32              Client’s use of the office(s) shall be subject to the terms and conditions of this Agreement and shall be used for the normal operation of client’s business and for no other purpose.

Office Fees: Client agrees to pay     $1033.00     per month for the use of the office. Included in this fee are: a) access to shared center amenities, b) mail delivery and pick up, c) janitorial maintenance, d) utilities and heating and air conditioning (where available) during “normal” business hours, and e) after hour access to the Premises.

*	Client will receive a Rent discount of S258/mo during the 6-month initial term.
*	Client shall be given early access to connectivity and temporary space during the month of August at no additional cost.

Office Occupancy: The office shall be used by no more than two (2) persons. Reception, phone answering and mail service will be provided only to the occupants assigned to the office unless otherwise agreed to in writing and may require additional fees.

Keys: Client will be given two (2) sets of keys (including, if required, fobs, cards or access keys), to each Client office. Any key which is lost or stolen must be reported to Operator immediately and Client must pay the cost of replacement and re-keying, if necessary. Client shall not copy any key or allow anyone else to use them without Operator’s written consent.

4.	Client Services and Fees:

Service Packages: Should client require additional services or equipment over and above that which is included in the Office Fees, the additional fixed monthly charge will be made up of the following:

Basic Connectivity Packages	2	@	$199.00	$398.00
TOTAL				$398.00

A detailed list of service package amenities is included on the attached Connectivity and Services matrix.

Telephone Service (If applicable): Operator will provide personalized phone services per Client’s Service Package from 8:30 am to 5:00 pm, Monday – Friday, holidays excluded. Voicemail is 24-hour accessible to Client. Unless agreed otherwise, reception services will be provided to the number of users identified above for Service Packages. All components of the telephone service, including phone numbers and phone equipment issued by Operator but used by Client will remain at all times property of Operator. Client is not permitted to install any communication equipment, including telephone or network lines for internal or external use without prior written approval of Operator.

Mail Service (If applicable): Operator will act as an agent for Client in receiving mail and reasonably sized packages when such are delivered to Client in conjunction with service to Client. Operator will accept mail in Client’s name, as detailed in this contract, ONLY. Operator is not responsible for mail returned to sender for improper address. Client authorizes Operator to sign for mail and packages deliverable only upon signature and agrees to pick up mail and packages in a timely manner. Operator is not responsible for mail returned to sender for non-payment of service fees.

Network Connectivity (If applicable): Operator will provide Client with access to the internet in the form of an open and shared broadband gateway. The standard shared broadband gateway is available for individual internet access for all Operator’s clients. Client acknowledges that the standard internet access service is provided “as is” in a non-secured environment. Operator cannot be held responsible for any security intrusions, damages or faults that occur as a result of this service. The service does not have a firewall, proxy server or other preventative measures against outside intrusions. The Operator recommends that Client place the following protections on all computers connected to the service: automatic virus scanning software, installation of personal computer firewalls, shutting down computers when not in use for long periods of time, unique ID and password for each computer.

Optional Services: Operator will make available to Client optional services which include, among others: parking (where available), photocopying, scanning, administrative services, IT services, facsimile services, mail handling, will call services, food and beverage services, local and long distance phone services, messenger and delivery and specialized reception services. These services will be charged to Client at Operator’s then marketed rates plus applicable taxes, if required.

PBC Carlsbad, LLC. – Client Services Agreement

1

5.	Payment of Fees:

Payment of Fees: As a matter of convenience Operator will produce a monthly invoice, which will include all Client charges as of the first day of each month. Fixed charges are not “invoice dependent” and are due and payable on the 1st day of each calendar month. Client agrees that any errors or delays in billing for fees or additional charges may be corrected by Operator at any time. Client will have sixty (60) days to dispute a charge from the date of the first invoice with disputed item. All disputed charges must be in writing. Client agrees to pay any amount not in dispute by the due date.

Late Payment of Fees: Payments for fixed charges not made by the 5th calendar day of each month will result in a late fee of 10% of the total amount of fixed charges and thereafter a finance charge equal to 1.5% per month of any amount not paid within thirty (30) days of the due date. If Client is more than fifteen (15) calendar days past due, Operator shall have the right to declare Client in default. If after three (3) working days from notification of default, full payment for fixed services has not been received by Operator, Operator may without further notice terminate all services provided under this Agreement. Payments for variable, optional charges which are included in the monthly invoice, dated as of the first of the month, are due and payable by the 15th calendar day of the month, unless Client reasonably disputes a variable charge, in writing, a late payment will result in a late fee of 5% of the total amount of variable, options charges and thereafter a finance charge equal to one and one-half (1.5%) per month of any amount not paid within thirty (30) calendar days of the due date.

Returned Checks Fees: Returned checks will result in a $50 fee for each occurrence. Client remains subject to the timing and late fee provisions established above.

6.	Manner of Use:

Manner of Use:      Client may use the facilities and services for legitimate business purposes only. Client shall not conduct any activity on the Premises which is forbidden by law, hazardous or may invalidate or increase the premium of any insurance policy carried by the Operator or its partners. Client shall not conduct any activity which impairs the character, quiet enjoyment, reputation, appearance or operation of the business. Client agrees to strictly adhere to the reasonable rules and regulations mandated by Operator’s landlord and staff. Client is responsible to ensure that its personnel and guests conduct themselves in a business-like and professional manner at all times. Operator may immediately terminate a Client’s Agreement upon five (5) days written notice, regardless of term, and in Operator’s sole discretion, if Clients employees or guests use vulgar, abrasive or insulting language or demonstrates aggressive behavior directed toward or observed by any of the Operator’s staff or takes action to disrupt the business environment of the Premises.

Sexual Harassment and Discrimination: Client and its employees, agents, and guest will not engage in legally prohibited acts of sexual harassment to any of Operator’s employees. Client will comply with all laws prohibiting discrimination based on a person’s sex, age, race, color, national origin, disability and/or religion and similar statues.

Insurance:     Client understands that Operator does not provide any insurance for Client’s benefit. Client agrees to insure, at its own expense, its personal property from all perils and assumes all risk of loss with respect to its property and that of its employees, agents and guests. Client agrees to endorse Operator as additional named insured on its policy.

7.	Termination of Agreement:

Termination of Agreement:  Either party can terminate this Agreement at the end of the initial or subsequent terms within the time specified in the following schedule:

# of Offices	Required	Notice
1	No later than 30-days prior to termination date
2-3	No later than 60-days prior to termination date
4-6	No later than 90-days prior to termination date
7 or more	No later than 120-days prior to termination date

In any event, the termination of this agreement shall be effective on the last calendar day of the month in which the last of required period falls. Failure to notify Operator of Client’s intent to terminate shall result in an automatic renewal of this Agreement for subsequent periods equal in length to this Agreement. In the event of any automatic renewal, Operator reserves the right to raise the rent to adjust for changes in the market value of Client’s Office.

Disconnect and Damage Fees: Upon termination of this Agreement, Client will return the office(s) and furniture in as good a condition as when client commenced use, normal wear and tear excepted. Client agrees to vacate the premises promptly and to leave the office space in at least “broom clean” condition. Client will be invoiced for cleaning/painting at a cost of one hundred fifty dollars ($150.00) for the first workstation and eighty-five dollars ($85.00) per each additional workstation plus the cost of repairs, if required. In addition, a charge of eighty-nine dollars ($89.00) will be assessed to disconnect each user with either or telephone/network connections.

Telephone Number and Mail Forward: Client acknowledges that the U.S. Postal Service will not accept a “Change of Address” request for any of Operator’s clients. Therefore, for ninety (90) days after termination of this Agreement, Operator will automatically invoice Client a fee of seventy-four dollars ($74.00) per month for transitional services. During this period, Operator will hold or forward mail once per week and will re-direct callers to Client’s new telephone number and address via voicemail instruction. In the event that Client does not pay invoice and adequate deposits are not available, the length of this transitional service will be pro-rated based upon available funds. Client further understands that at the expiration of the transition term, irrespective of length, all mail will be marked “Return to Sender” and the phone number, which is the property of Operator, will be assigned to another user.

Holding Over: If Client does not surrender possession of the Office(s) promptly upon termination of this Agreement and does not have written permission of Operator, Client shall pay Operator for each day of such possession one-fifteenth (1/15th) of the amount of the monthly office fee plus all costs, expenses and damages sustained by Operator as a result of such possession and Client will continue to be bound be all the other terms and conditions of this Agreement.

PBC Carlsbad, LLC. – Client Services Agreement

2

Client’s Personal Property: Upon vacating the Premises, client is expected to remove all personal property. Any personal property remaining on the Premises will be disposed of and costs of dispossession will be charged to Client. If dispossession includes the sale of said property, Operator has no obligation to Client for any of the proceeds of the sale.

8.	Service and Key Deposits:

Service Deposits: Client agrees to deposit with Operator the sum of $1173.00 as a service deposit to secure Operator for advances made on Client’s behalf for: a) services rendered Client by Operator, b) as security for full performance by Client of the terms set forth in this Agreement, c) for the repair or correction of damage to clients office, furnishings and/or equipment beyond normal wear and tear. Under no circumstances may Client use the Service Deposit in lieu of the last monthly payment of fixed or variable charges.

Key Deposits: Client agrees to deposit with Operator the sum of $100.00 as a service deposit to secure Operator for advances made as a deposit toward the return of all building, premises or office keys, cards or fobs.

Return of Deposit: Subject to Operator’s rights under the preceding paragraph, the entire deposit or any balance thereof shall be returned to Client within sixty (60) days after Client has vacated the premises and surrendered all keys.

9.	Remedies Upon Client’s Default

Remedies Upon Client’s Default: On default, Operator may choose any or all of the following remedies: a) terminate this Agreement, b) accelerate all rent payments payable under this Agreement, c) demand security deposit or additional deposits, d) take any action authorized by law to recover office space and Operator’s property from Client. D) Operator may immediately cease providing Client with any or all services, including telecommunications and network/IT services. Client agrees that the withholding of services without the compliance with the provisions of any applicable unlawful detainer or eviction statute which only governs the physical occupancy of the office(s) and in inapplicable to other services such as telecommunications, reception services, network access, conference rooms, parking, etc. Client agrees that Operator is incapable of mitigating damages for breach of this Service Agreement.

10.	Claims Against Operator:

Occupancy: If occupancy cannot be provided by Operator for any reason by the commencement date stated above, Operator shall not be liable for any damages, but rent shall not accrue until occupancy can be provided.

Waiver:    Client acknowledges that due to the imperfect nature of verbal, written and electronic communications and equipment, Operator shall not be responsible for damages, direct or consequential, which may result from the failure of Operator to furnish any service, including but not limited to the service of conveying messages, communications and other utility or services described under this Agreement or agreed by Operator. This indemnification of liability includes any perceived loss of business, profits, or anticipated earnings that rises out of or in connection with the Client's use of Operator’s services including telephone, voicemail, phone answering, mail delivery or mail forwarding, internet and computer services Client’s sole remedy and Operator’s sole obligation for any failure to render any service, any error or omission or any delay or interruption with respect thereto, is limited to an adjustment to the Client’s billing in an amount equal to the charge for such service for the period during which the failure, delay, interruption occurs or continues. Nonetheless, Client may terminate this Agreement by providing Operator with five (5) days advance written notice if Operator’s telephone services substantially cease to function for five (5) consecutive business days during the term of this Agreement unless Client is in default of this Agreement. Further, except for loss or damage to Client’s property intentionally caused by Operator’s agents or employees, Client, as a material consideration of this Agreement waives all claims again Operator for loss or damage to the Client’s property caused by fire, water, theft or otherwise.

Indemnification: This Agreement is made upon the express condition that the Operator is to be free from all liability for claims for damages by reason of injury to any person or loss or damage to any property from any cause while in, upon or in any way connected with the Premises during the term of this Agreement and Client hereby agrees to indemnify and hold harmless the Operator from all liability, loss, cost and obligations on account of or rising out of any such injuries or losses however occurring; provided, however, that nothing herein shall be construed as relieving Operator of its own or its employees gross negligence or willful misconduct.

Attorney’s Fees:    If either party breaches any term, covenant or condition of this Agreement, the prevailing party shall pay the other party’s reasonable expenses, including attorney’s fees, incurred in enforcing its rights under this Agreement.

11.	Miscellaneous Provisions:

Operator’s Employees:    Client agrees that during the term of this Agreement and for twelve (12) months after termination, neither Client nor any affiliate of Client shall hire anyone who is or has been an employee of Operator during the term of term of Client’s Agreement or accept compensation in connection with the employment of Operator’s employees. Upon breach of this provision, Client agrees to pay the Operator ten thousand dollars ($10,000.00) as compensation and agrees that this provision for liquidated damages is reasonable and that the actual damage which would be sustained by the Operator as a result would be difficult to fix.

Right of Entry: Operator shall have the right to enter Client’s office(s) in the following circumstances: a) in the case of emergency, b) upon reasonable advanced notice to Client for cleaning and to make repairs or to exhibit the office(s) to potential Clients, and c) to supply services requested by Client.

Rules and Regulations: Client agrees that compliance with the Rules and Regulations document attached hereto is a material part of this Agreement. Client further agrees that from time to time Operator makes amendments to the Rules and Regulations for which Client will be notified in writing. Client agrees to comply with subsequent changes to these Rules and Regulations.

PBC Carlsbad, LLC. – Client Services Agreement

3

Master Lease: This Agreement shall be subject and subordinate to the Lease under which the Operator holds possession of the Premises. Upon termination of such Lease, for any reason, this Agreement shall terminate and Client shall promptly surrender Client’s office. (If applicable) Client agrees to accept the provision of the attached Waiver and Release for Master Landlord as a material part of this Agreement.

Assignment and Subletting: Client’s interest under this Agreement many not be encumbered or assigned, in whole or part, either by act of Client or by operation of law without the express written consent of Operator. In the absence of written consent, any purported encumbrance, assignment or sublease by Client shall not be binding on Operator.

Notices: Any notice required or permitted under this Agreement must be in writing addressed to Operator and delivered to the Operator at the Premises. Client agrees Operator’s written notice may be delivered via electronic communication or Client’s designated mailbox.

Time is of the Essence:    The timing provisions contained in this Agreement constitute a material part of the Agreement.

Applicable Law: The Agreement shall be governed and construed in accordance with the laws of the State of California. Any dispute arising out of the terms and conditions of this Agreement shall be resolved in accordance with terms and conditions of the attached Mediation and Arbitration Agreement. This instrument and all documents incorporated by reference contains the entire Agreement of the parties. No representation or promise relating to and no amendment of this Agreement shall be binding unless it is in writing and signed by both parties. If any provision of this Agreement is held to be unenforceable, this Agreement shall be construed without such provision. The captions are not part of the Agreement.

Agreed:     Date: August 20, 2013

Operator:	PBC Carlsbad, LLC
Address:	2173 Salk Avenue, Suite 250
Carlsbad, CA 92008-7383

By:	/s/ Jeff Warner
Jeff Warner, Manager

Client:	AmpliPhi Bioscience Corporation
Address:	4870 Sadler Road, Suite 300
Glen Allen, VA 23060

BY:	/s/ Philip Young CEO
(Print Name and Title)

***************************************** Rules and Regulations *************************************

Conference Room Usage: (If applicable) Client will receive account information to access the Pacific Business Center Client Portal at http://www.pbcoffices.com/portal.html with rooms booked and powered by Liquid Space for the purposes of scheduling, on a first- come, first-served basis day office or conference room space. Contracted hours are to be used by the last billing day of the month and will not be carried over. Hourly use over the contracted amounts will be billed at then PBC hourly rates. Client agrees to adhere to Operator’s cancellation and other pertinent policies regarding use as posted on the Client Services Portal.

Alterations: Client may not make any physical alterations to Client’s office(s) without the prior written consent of Operator. Exceptions are: a) hanging light-weight pictures, b) adding furniture (moving regulations must be adhered to), and c) installing business equipment that does not interfere with the interior surfaces or existing electrical, cabling or telephonic systems.

Corridor and Exit Doors: Client will not prop open any corridor doors, exit doors or doors connected to corridors during or after business hours.

Chair Mats: Client agrees to use chair mats in the office for any rolling desk chair. Repair of carpet damage will be the responsibility of Client.

Service Animals: No animals, except those assisting the physically disabled, may be brought in or kept in or about the Premises or Building.

Smoking: Smoking is prohibited in the Premises at all times. Individual building rules regarding smoking restrictions must be followed by Client and its employees and guests.

Signage: No sign, placard, picture, advertisement, name, or notice shall be inscribed, displayed, or printed, or affixed on or to any part of the outside or inside of the Building without the written consent of Operator. Operator shall have the right to remove same without notice to and at the expense of Client.

Common Areas: The sidewalks, halls, passages, exits, entrances, elevators, and stairways shall not be obstructed by any of the Client or used by them for any purpose other than for ingress and egress from their respective office(s) or Premise.

Quiet Enjoyment: Client will not interfere with the quiet enjoyment on any other of Operator’s clients.

Door Locks: Client shall not alter any lock or install any new or additional locks or any bolts on any doors or windows of the Premises.

Restrooms: The building restrooms, urinals, wash bowls, and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind shall be thrown therein and the expense of any breakage, stoppage, or damage resulting from the violation of this rule shall be borne by the Client who, or whose agents, officers, employees, invitees or guests, shall have caused it.

PBC Carlsbad, LLC. – Client Services Agreement

4

Office Safe/Heavy Equipment: Client must inform Operator of safes or other heavy equipment intended for placement in the office(s). Operator shall have the right to prescribe the weight, size, and position of all safes and other heavy equipment and also the time and manner of moving the same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Operator, stand on supports of such thickness as necessary to properly distribute the weight. Operator will not be responsible for loss of or damage to said property from any cause. The repair of damage done to the Premises or building by moving or maintaining any such equipment shall be at the expense of Client.

Moving: Any moving company or contractor retained by Client to undertake moving activities, including but not limited to furniture, freight and other large equipment, to or from the Premises must first be pre-approved by Operator, in Operator’s sole but reasonable discretion; and obtain Operator's approval of the timing and manner of the moving activities and schedule

Use: Other than use of the microwave and coffee machine, no other cooking shall be done or permitted by any Client on the Premises, nor shall the Premises be used for the storage of merchandise, for washing clothes, for lodging, or for any improper, objectionable, or immoral purpose.

No Flammable or Toxic Materials: Client shall not use or keep in the Premises any flammable or combustible fluid or material, or use any method of heating or air conditioning other than that supplied by Operator (small office fans excluded). Client shall not use, keep, or permit to be used or kept, any foul or noxious gas or substance in the Premises.

Telephone/Cabling Installation: Operator will direct electricians as to where and how telephone and data cabling of any kind are to be installed. No boring or cutting for the wires and cable will be allowed without the consent of the Operator. The location of telephones, call boxes, and other office equipment affixed to the Premises shall be subject to the approval of Operator. Operator may, at its sole discretion, reallocate phone lines available on the floor in which the Premises are located at any time during the term of this Agreement.

OPERATOR: PBC Carlsbad, LLC

Address:	2173 Salk Avenue
Suite 250
Carlsbad, CA 92008-7383

By:	/s/ Jeff Warner
Jeff Warner, Manager

Access to Building and Premises: On Weekends and legal holidays, and on other days between the hours of 5:00 p.m. and 8:30 a.m. the following day, access to the Premises, building, elevators and stairways may be refused unless the person seeking access is known to the person or employee of the Building and has access “keys.” The Operator shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Premises or building of any person. In case of invasion, mob, riot, public excitement, or other commotion, access to the Building and/or Premises may be denied by closing of the doors or otherwise, for the safety and protection of the suite and building’s Clients and property. Operator reserves the right to exclude or expel from the Premises and building any person who, in the judgment of the Operator, is intoxicated or under the influence of liquor or drugs, or who shall in any manner appear likely to act in violation of any of the rules and regulations of the Premises or Building.

Common Area Operations: Operator shall have the right to control and operate the public portions of the Building, and the public facilities, and heating and air conditioning, as well as facilities furnished for the common use of the Clients, in such manner as it deems best for the benefit of the Clients generally.

Enforcement: Client agrees that compliance with these Rules and Regulations is a material component of the Services Agreement between Client and Operator, PBC Carlsbad, LLC entered into on Wednesday, August 21, 2013.

Client agrees to abide by all such Rules and Regulations and any written amendments or modifications to same. Operator shall have no responsibility to Client for any violation or non-performance of these Rules and Regulations by any of Operator’s other Clients or Clients of the building.

CLIENT:	AmpliPhi Bioscience Corporation

Address:	4870 Sadler Road
Suite 300
Glen Allen, VA 23060

By:	/s/ Philip Young
Philip Young CEO
Print Name and Title

PBC Carlsbad, LLC. – Client Services Agreement

5

Building Rules and Regulations

Tenant (the term Tenant refers to the Operator)/Client shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant/Client for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building or the Real Property.

1.	Except in connection with Executive Suites Service, Tenant/Client shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord's prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Ten keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord.

2.	All doors to public corridors shall be kept closed, except for normal ingress and egress to the Premises, unless electrical hold backs have been installed.

3.	Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for Comparable Projects. Tenant/Client, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any Tenant/Client, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign a Building register when so doing. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. The Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of same by any means it deems appropriate for the safety and protection of life and property.

4.	Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. All damage done to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility of Tenant/Client and any expense of said damage or injury shall be borne by Tenant/Client.

5.	No bulky furniture, freight, packages, supplies, equipment or merchandise will be brought into or removed from the Building or carried up or down in the elevators, except upon prior notice to Landlord, and in such manner, in such specific elevator, and between such hours as shall be designated by Landlord. Tenant/Client shall provide Landlord with not less than 24 hours prior written notice of the need to utilize an elevator for any such purpose, so as to provide Landlord with a reasonable period to schedule such use and to install such padding or take such other actions or prescribe such procedures as are appropriate to protect against damage to the elevators or other parts of the Building. Notwithstanding the foregoing, all damage or injury to the Building or to the Premises, fixtures, appurtenances and/or equipment caused by the Tenant/Client moving property in or out of the Building or the Premises or by Tenant/Client's installation or removal of FF&E, or other property, or from any other cause of any kind or nature whatsoever due to carelessness, omission, neglect, improper conduct, or other cause of the Tenant/Client, its agents, employees, invitees, contractors or subcontractors shall be repaired, restored, or replaced promptly by the Tenant/Client at its sole cost and expense to the satisfaction of the Landlord.

6.	Landlord shall have the right to control and operate the public portions of the Building, the public facilities, the heating and air conditioning, and any other facilities furnished for the common use of tenants, in such manner as is customary for Comparable Projects.

7.	The requirements of Tenant will be attended to only upon application at the Office of the Building or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

8.	Tenant/Client shall not disturb, solicit, or canvass any occupant of the Real Property and shall cooperate with Landlord or it’s agents to prevent same.

9.	The toilet rooms, showers, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Tenant/Client who, or whose employees or agents, shall have caused it.

10.	Tenant/Client shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof (other than hanging normal artwork) without Landlord's prior written consent first had and obtained.

11.	Except for vending machines intended for the sole use of Tenant's employees and invitees, no vending machine or machines of any description other than normal office machines shall be installed, maintained or operated upon the Premises without the prior written consent of Landlord.

12.	Tenant/Client shall not use or keep in or on the Premises or the Building any kerosene, gasoline or other inflammable or combustible fluid or material.

13.	Tenant/Client shall not use any method of heating or air conditioning other than that which may be supplied by Landlord.

14.	Tenant/Client shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building or Real Property by reason of noise, odors, or vibrations, or interfere in any way with other Tenant/Clients or those having business therein.

15.	Tenant/Client shall not bring into or keep within the Building or the Premises any animals, birds, bicycles or other vehicles.

16.	No cooking shall be done or permitted by any Tenant/Client on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters' laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors which are objectionable to Landlord and other Tenant/Clients.

17.	Landlord will approve where and how wires and cables are to be introduced to the Premises. No boring or cutting for wires shall be allowed without the prior written consent of Landlord. The location of telephone, call boxes and other office equipment affixed to the Premises shall be subject to the prior written approval of Landlord.

18.	Landlord reserves the right to exclude or expel from the Building or Real Property any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

PBC Carlsbad, LLC. – Client Services Agreement

6

19.	Tenant/Client, its employees and agents shall not loiter in the entrances or corridors, nor in any way obstruct the sidewalks, lobby, halls, stairways or elevators, and shall use the same only as a means of ingress and egress for the Premises.

20.	Tenant/Client shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building's heating and air conditioning system. This includes the closing of exterior blinds, preventing the sun rays to shine directly into areas adjacent to exterior windows.

21.	Tenant/Client shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the Carlsbad area without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.

22.	Tenant/Client shall comply with all safety, fire protection & evacuation procedures & regulations established by Landlord or any governmental agency.

23.	Tenant/Client shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, when the Premises are not occupied.

24.	Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Building or Real Property.

25.	No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord in writing.

26.	The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant/Client, nor shall any bottles, parcels or other articles be placed on the windowsills.

27.	The washing and/or detailing of or, the installation of windshields, radios, telephones in or general work on, automobiles is not allowed on the Property.

28.	Food vendors shall be allowed in the Building upon receipt of a written request from the Tenant. The food vendor shall service only the tenants that have a written request on file in the Building Management Office. Under no circumstance shall the food vendor display their products in a public or common area including corridors and elevator lobbies.

29.	Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

30.	Tenant/Client shall comply with any non-smoking ordinance adopted by Landlord and/or any applicable governmental authority.

31.	Tenant/Client and Tenant/Client’s employees, agents, contractors and other invitees shall not be permitted to bring firearms or weapons of any other type into the Building or surrounding areas at any time.

32.	Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord's judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises and Building, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein.

33.	Parking.
(a)	Automobiles must be parked entirely within the stall lines on the floor.
(b)	All directional signs and arrows must be observed.
(c)	The speed limit shall be 5 miles per hour.
(d)	Parking is prohibited in areas not striped for parking.
(e)	Parking cards and/or access cards or and/or any other device or form of identification supplied by Landlord (or its operator) shall remain the property of Landlord (or its operator). Such parking identification and/or access card devices must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification and/or access card devices may not be obliterated. Devices are not transferable or assignable and any device in the possession of an unauthorized holder will be void. There will be a replacement charge to the Tenant/Client or person designated by Tenant/Client of $50.00 for loss of any parking card and/or access card, as the case may be. There shall be a security deposit of $25.00 due at issuance for each parking card key and access card issued to Tenant/Client.
(f)	Tenant may validate visitor parking by such method or methods as the Landlord may approve, at the validation rate from time to time generally applicable to visitor parking. No vehicle may be parked for more than one day.
(g)	Landlord (and its operator) may refuse to permit any person who violates the within rules to park in the Building parking facility, and any violation of the rules shall subject the automobile to removal from the Building parking facility at the parker's expense. In either of said events, Landlord (or its operator) shall refund a prorata portion of the current monthly parking rate and the sticker or any other form of identification supplied by Landlord (or its operator) will be returned to Landlord (or its operator).
(h)	Building parking facility managers or attendants are not authorized to make or allow any exceptions to these Rules and Regulations.
(i)	All responsibility for any loss or damage to automobiles or any personal property therein is assumed by the parker.
(j)	Loss or theft of parking identification devices from automobiles must be reported to the Building parking facility manager immediately, and a lost or stolen report must be filed by the parker at that time.
(k)	The parking facilities are for the sole purpose of parking one automobile per space. Washing, waxing, cleaning or servicing of any vehicles by the parker or his agents is prohibited.
(l)	Landlord (and its operator) reserves the right to refuse the issuance of monthly stickers or other parking identification devices to any Tenant/Client and/or its employees who refuse to comply with the above Rules and Regulations and all City, State or Federal ordinances, laws or agreements.
(m)	Tenant/Client agrees to acquaint all employees with these Rules and Regulations.

PBC Carlsbad, LLC. – Client Services Agreement

7